Old Point Releases Second Quarter 2013 Results

• Second quarter net income increases 59.09%
• Year-to-date noninterest expense decreases $1.2 million
• Annualized charge-offs decrease to 0.22% of loans

July 16, 2013 Hampton, VA                                                                Old Point Financial Corporation (NASDAQ "OPOF") posted a profit of $1.0 million, or $0.21 per diluted share, for the quarter ended June 30, 2013, 59.09% higher than net income of $638 thousand, or $0.13 per diluted share, in the same period of 2012. For the six months ended June 30, 2013, net income was $1.9 million, 11.59% higher than net income for the first six months of 2012. Net income before securities gains was higher in the three and six months ended June 30, 2013 than in the comparable periods of 2012, by $899 thousand and $928 thousand respectively. Lower provision for loan losses and lower noninterest expense contributed to this improved profitability. Continued improvement in asset quality, as evidenced by lower charge-offs in the first six months of 2013 when compared to the first six months of 2012, allowed management to reduce the provision.

Noninterest income for both the three and six months ended June 30, 2013 was down when compared to the same periods in 2012 due to gains and losses on the sales of securities. During the three and six months ended June 30, 2012, Old Point sold securities for a pre-tax gain of $770 thousand and $1.1 million, respectively. In comparison, $21 thousand of losses on sales of securities were recognized during the second quarter of 2013. The securities sold during 2013 were sold in an effort to reduce the portfolio’s susceptibility to interest rate risk.

Other areas of noninterest income increased during the three and six months ended June 30, 2013 over the comparable periods in 2012. The largest increases were in the categories of income from fiduciary activities and income from Old Point Mortgage. Accounts managed by Old Point Trust are assessed fees based on the market value of the account’s assets; improvements in the equities markets led to higher asset values and thus higher fee income. Income from Old Point Mortgage increased due to the adoption of fair value accounting.

Offsetting the overall decline in noninterest income, most categories of noninterest expense deceased between 2012 and 2013 in both the three and six months ended June 30. The largest decreases were seen in salaries and employee benefits. In 2012, Old Point made early retirement offers to eligible employees, which elevated salaries and benefits expenses in that year while reducing expenses in subsequent years. Losses on sales and write-downs of foreclosed assets also decreased significantly between 2012 and 2013. As real estate market values have recovered, Old Point has been able to sell foreclosed assets for amounts closer to their book value, in addition to reducing write-downs on properties still held.

Assets as of June 30, 2013 were $866.9 million, a decrease of $40.6 million, or 4.48%, compared to assets as of December 31, 2012. Due to the lack of quality loan demand in recent years, Old Point’s loan portfolio has declined. To manage its net interest margin, Old Point has focused on low-cost deposits rather than higher cost time accounts. High-cost time deposits decreased $27.1 million in the first two quarters of 2013, while low-cost funds increased $3.7 million. In the second quarter of 2013, loan demand increased, but until loan demand recovers significantly, Old Point will likely continue to manage the interest margin by allowing higher cost funds to decrease.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports more than 300 organizations through sponsorships and charitable donations. Approximately 36% of our giving is earmarked for education, 29% for community development, 19% for arts & culture, and 16% for health & wellness. Additionally in 2013, Old Point National Bank was awarded with the following accomplishments: Inside Business’ Best Place to Work in Hampton Roads Hall of Fame, Virginian Pilot’s Best of 2013 - Bank Winner, Hampton Roads Magazine’s Best Local Bank. Also, Melissa Burroughs, Executive Vice President and Chief Lending Officer, was named one of Virginia Lawyers Weekly’s Influential Women of Virginia. In addition, Old Point received an outstanding rating from the OCC during our Community Reinvestment Act performance evaluation. For more information about our commitment to the community, pick up a copy of Old Point’s Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Net interest margin (NIM) for the first six months of 2013 was 3.19%, compared to 3.53% for the first six months of 2012.
Non-Performing Assets (NPAs) as of June 30, 2013 were $16.3 million, down from $17.7 million on December 31, 2012. These numbers do not include restructured loans that are performing in accordance with their modified terms.
Allowance for Loan and Lease Losses (ALLL) as of June 30, 2013 and December 31, 2012 was 1.55% of total loans.
Net loans charged off as a percent of total loans were 0.22% on an annualized basis for the six months ended June 30, 2013, compared to 0.85% in for the same period in 2012.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2012. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Non-GAAP Financial Measure. The financial measure income before securities gains is determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This non-GAAP financial measure should not be viewed as a substitute for operating results determined in accordance with GAAP. An item which management excludes when computing non-GAAP performance measures can be of substantial importance to the corporation’s results for any particular quarter or year. The corporation’s non-GAAP performance measure is not necessarily comparable to non-GAAP performance measures which may be presented by other companies. Management believes that income before securities gains provides useful information regarding results of core operations of Old Point Financial Corporation.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	June 30,	December 31,
	2013	2012
	(unaudited)
Assets

Cash and due from banks	$14,013	$15,982
Interest-bearing due from banks	40,214	24,732
Federal funds sold	943	1,603
Cash and cash equivalents	55,170	42,317
Securities available-for-sale, at fair value	258,583	329,456
Securities held-to-maturity (fair value approximates $11,403 and $574)	11,413	570
Restricted securities	2,378	2,562
Loans, net of allowance for loan losses of $7,296 and $7,324	462,212	463,809
Premises and equipment, net	35,509	32,528
Bank owned life insurance	22,257	21,824
Foreclosed assets, net of valuation allowance of $1,724 and $1,870	6,559	6,574
Other assets	12,800	7,859
Total assets	$866,881	$907,499

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$177,839	$176,740
Savings deposits	270,821	268,253
Time deposits	281,708	308,823
Total deposits	730,368	753,816
Overnight repurchase agreements	25,642	35,946
Term repurchase agreements	411	1,280
Federal Home Loan Bank advances	25,000	25,000
Accrued expenses and other liabilities	2,963	2,157
Total liabilities	784,384	818,199

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	49,725	48,305
Accumulated other comprehensive income (loss)	(8,415)	(192)
Total stockholders' equity	82,497	89,300
Total liabilities and stockholders' equity	$866,881	$907,499

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$5,892	$6,750	$11,899	$13,819
Interest on due from banks	19	10	33	26
Interest on federal funds sold	0	1	1	1
Interest on securities:
Taxable	1,253	1,379	2,577	2,601
Tax-exempt	287	148	552	242
Dividends and interest on all other securities	26	24	44	45
Total interest and dividend income	7,477	8,312	15,106	16,734

Interest Expense:
Interest on savings deposits	69	94	156	188
Interest on time deposits	796	965	1,650	1,940
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	8	15	19	31
Interest on Federal Home Loan Bank advances	305	425	607	850
Total interest expense	1,178	1,499	2,432	3,009
Net interest income	6,299	6,813	12,674	13,725
Provision for loan losses	300	1,000	500	1,200
Net interest income, after provision for loan losses	5,999	5,813	12,174	12,525

Noninterest Income:
Income from fiduciary activities	866	793	1,765	1,620
Service charges on deposit accounts	1,036	1,073	2,033	2,103
Other service charges, commissions and fees	912	880	1,771	1,677
Income from bank-owned life insurance	217	225	432	449
Income from Old Point Mortgage	218	94	304	125
Gain (loss) on sale of available-for-sale securities, net	(21)	770	(21)	1,084
Other operating income	57	46	113	91
Total noninterest income	3,285	3,881	6,397	7,149

Noninterest Expense:
Salaries and employee benefits	4,806	5,220	9,727	10,180
Occupancy and equipment	1,079	1,069	2,191	2,163
Data processing	413	392	834	774
FDIC insurance	174	286	357	567
Customer development	205	203	411	407
Legal and audit expense	124	224	235	408
Other outside service fees	113	141	209	293
Employee professional development	181	188	313	330
Postage and courier expense	120	119	243	243
Advertising	124	147	247	292
Stationery and supplies	95	113	216	218
Loss on write-down/sale of foreclosed assets	77	380	204	637
Other operating expense	538	465	1,088	984
Total noninterest expense	8,049	8,947	16,275	17,496
Income before income taxes	1,235	747	2,296	2,178
Income tax expense	220	109	380	461
Net income	$1,015	$638	$1,916	$1,717

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.21	$0.13	$0.39	$0.35

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.21	$0.13	$0.39	$0.35

Cash Dividends Declared	$0.05	$0.05	$0.10	$0.10

Old Point Financial Corporation and Subsidiaries
Selected Ratios	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2012
Net Interest Margin Year-to-Date	3.19%	3.19%	3.40%	3.53%
NPAs/Total Assets	1.88%	1.81%	1.95%	1.89%
Annualized Net Charge Offs/Total Loans	0.22%	0.23%	0.76%	0.85%
Allowance for Loan Losses/Total Loans	1.55%	1.59%	1.55%	1.61%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$9,243	$9,988	$10,632	$8,848
Loans > 90 days past due, but still accruing interest	296	130	447	135
Non-Performing Restructured Loans	210	0	0	254
Foreclosed Assets	6,559	6,021	6,574	7,232
Total Non-Performing Assets	$16,308	$16,139	$17,653	$16,469

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$528	$265	$3,574	$2,027
Year-to-Date Average Loans	$462,759	$463,268	$478,220	$488,346
Year-to-Date Average Assets	$889,368	$893,373	$869,436	$857,486
Year-to-Date Average Earning Assets	$812,646	$818,008	$801,012	$785,858
Year-to-Date Average Deposits	$741,326	$744,549	$718,802	$702,071
Year-to-Date Average Equity	$88,421	$88,530	$87,912	$86,841